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                                                                      EXHIBIT 21


                        OLYMPIC CASCADE FINANCIAL CORPORATION


Subsidiaries of the Registrant

September 26, 1997

                                                                Percentage
                                                                 of Voting
                                            State of            Securities
Subsidiary Name                          Incorporation             Owned
---------------                          -------------             -----

National Securities Corporation            Washington               100%

L. H. Friend, Weinress, Frankson &
  Presson, Inc.                            California               100%

WestAmerica Investment Group               California               100%

Travis Capital, Inc.                          Utah                  100%


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